UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MidSouth Bancorp, Inc.
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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 11, 2017

We will hold our annual shareholders meeting on Wednesday, May 24, 2017, at 10:00 a.m., local time, at our corporate offices, located at 102 Versailles Boulevard, Lafayette, Louisiana 70501, where we will vote upon:

1.	the election of three directors for a term to expire in 2020;

2.	a proposal to approve a non-binding advisory resolution on the compensation of our named executive officers;

3.	a proposal to ratify the appointment of Porter Keadle Moore, LLC (‘‘PKM’’) as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

4.	such other matters as may properly come before the meeting or any adjournments.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice. If you were a holder of our common stock on March 30, 2017, you are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY MAIL, OR SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY PHONE OR ON THE INTERNET. THANK YOU.

BY ORDER OF THE BOARD OF DIRECTORS

R. Glenn Pumpelly
Secretary to the Board

3

Internet Availability of Proxy Materials

A U.S. Securities and Exchange Commission rule allows us to furnish proxy materials to shareholders over the Internet. As a result, beginning on or about April 11, 2017, we send by mail a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy materials, including our Proxy Statement and 2016 Annual Report, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the annual meeting. However, if you received such a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

If you have received paper copies of the proxy materials and would prefer to receive only electronic copies of such materials, please contact Shaleen B. Pellerin at (337) 593-3011, or write to her at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana 70501, if your shares are registered in your name, or by calling your bank, broker or other nominee.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and must follow the instructions of each in order to vote all your shares of our stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2017.

Our Proxy Statement for the 2017 Annual Meeting and our Annual Report to shareholders for the year ended December 31, 2016 are available at www.envisionreports.com/MSL

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our shareholders to solicit on behalf of our Board of Directors proxies for use at our annual shareholders meeting (the “Annual Meeting”) to be held on Wednesday, May 24, 2017, at 10:00 a.m. at our corporate offices, located at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana and at any adjournments thereof. Directions to attend the Annual Meeting, where you can vote in person, can be found on our website at MidsouthBank.com or may be obtained by calling Shaleen B. Pellerin at (337) 593-3011. This Proxy Statement is first being mailed to shareholders on or about April 11, 2017. As used in this Proxy Statement, the terms, “we,” “us,” “our” and the “Company” refer to MidSouth Bancorp, Inc., and the terms “MidSouth Bank” and the “Bank” refer to our wholly owned subsidiary, MidSouth Bank, N.A.

Only holders of our common stock as of the close of business on March 30, 2017, are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 11,401,604 shares of common stock, each of which is entitled to one vote. On that date, we also had outstanding shares of two series of non-voting preferred stock, our Senior Non-Cumulative Perpetual Preferred Stock, Series B and our 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C.

The presence, in person or by proxy, of holders of a majority of our common stock is needed to make up a quorum for the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes.

The proposal to elect three directors to serve as members of our Board of Directors requires the affirmative vote of a plurality of the shares of common stock present, in person, or represented by proxy at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes are elected as directors, up to the maximum number of directors to be chosen. Thus, abstentions and broker non-votes will have no effect on this proposal. The proposal to approve a non-binding resolution regarding the compensation of our named executive officers (the “Named Executive Officers” or “NEOs”), often called a “say-on-pay” proposal, requires a majority of the votes cast at the Annual Meeting. Accordingly, abstention and broker non-votes will have no effect on this proposal. The proposal to ratify the appointment of Porter Keadle Moore, LLP (‘‘PKM’’) as the Company’s independent registered public accounting firm for the year ending December 31, 2017 requires a majority of the votes cast at the Annual Meeting. Accordingly, abstention and broker non-votes will have no effect on this proposal.

Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares (i.e., in “street name”) and delivers this proxy statement to you, the broker generally has authority to vote the shares on “routine” matters. Item 3, the ratification of PKM as the Company’s independent registered public accounting firm, is a matter we believe will be considered “routine”; even if the broker does not receive instructions from you, the broker is entitled to vote your shares in connection with Item 3. The other Items (1 and 2) are matters we believe will be considered “non-routine”; the broker is not entitled to vote your shares without instructions.

Each of these proposals was recommended by our Board of Directors. If any proposal comes before the Annual Meeting that has not been recommended by a majority of our “Continuing Directors,” as defined in our Articles of Incorporation, then approval of any such proposal requires the affirmative vote of at least 80% of the “Total Voting Power” of the Company, as defined in our Articles of Incorporation.

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.

•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet, you do not need to send in your proxy card or vote instruction form. The deadline for Internet voting will be 10:00 a.m., Central Time, on May 23, 2017. If your shares are held in street name, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

All proxies received in the enclosed form will be voted as you specify. If you sign and return your proxy form but do not specify how to vote your shares, your shares will be voted for the election of the director nominees named herein that have been recommended by the Board of Directors for election, for the proposal to approve a non-binding advisory resolution on our compensation of our NEOs and for the ratification of the appointment of PKM. We do not know of any other matters to be presented at the Annual Meeting other than the election of directors, the approval of the say-on-pay proposal and the ratification of the appointment of PKM described in this Proxy Statement, but if any other matter does come up, the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

You have the right to change and revoke your proxy at any time before the Annual Meeting. If you hold your shares in your name, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet to re-vote your shares, even if you mailed your proxy card or previously voted using the Internet. The latest-dated, properly completed proxy that you submit, whether through the Internet or by mail, will count as your vote. Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified herein prior to the Annual Meeting. If your shares are held in street name, you must contact your broker or other nominee and follow its procedures for changing your vote.

The cost of soliciting proxies will be borne by us. In addition to the mail, proxies may be solicited by our directors and officers through personal interview, telephone, facsimile, internet and e-mail. Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ANNUAL MEETING BUSINESS

Item 1. Election of Directors

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Annual Meeting, three (3) Class III Directors will be elected to serve until the 2020 Annual Meeting or their earlier resignation, removal or death and until their successors are elected and qualified.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the three (3) Class III director nominees named below that have been nominated and recommended by the Board. The Board of Directors has no reason to believe that any of the persons nominated and recommended by the Board is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

Other than the Board of Directors, only shareholders who have complied with the procedures described below under “Corporate Governance – Director Nomination” may nominate a person for election. No shareholder nominations for the election of directors were received in connection with the Annual Meeting.

The following table gives information as of March 30, 2017, about each person nominated by the Board for election as a director and each director whose term will continue after the Annual Meeting, including information regarding why we believe such person should serve as a director of the Company. Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees for terms that expire in 2020 (Class III Directors)

Name	Age	Principal Occupation, Background and Qualifications
James R. Davis, Jr. Director since 1991	64
Our Chairman of the Audit Committee; President, Quigley & Company, L.L.C. & Sabaka 8
Mr. Davis’ extensive understanding of real estate, oil and gas, and related investment and financing activities provides the Board with the expertise in understanding financial statements, accounting methodologies and compensation practices which is essential to his service on the Audit Committee as our audit committee financial expert.

Milton B. Kidd, III, O.D. Director since 1996	68
Optometrist, Kidd & Associates, L.L.C.
Dr. Kidd’s corporate experience in the medical profession, in addition to his contacts in our Louisiana markets, provide a broad base of relevant financial and operations experience to our Company’s Board.

R. Glenn Pumpelly Director since 2007	58
Our Secretary to the Board; President, GP Holdings of Louisiana, L.L.C.
Mr. Pumpelly’s experience and relationships in the energy industry as well as his past leadership involvement on various boards, including the Federal Reserve Board, gives him an intrinsic understanding of the Company’s financial strategic management which is a skill essential to the Board’s risk oversight function.

Director whose terms expire in 2018 (Class I Directors)

Name	Age	Principal Occupation, Background and Qualifications
C. R. Cloutier Director since 1984	70
Our President and C.E.O. of MidSouth Bancorp, Inc.; Senior Executive Advisor, MidSouth Bank, N.A.
Mr. Cloutier brings his expertise in many areas, including financial, corporate governance, and risk assessment. In addition, his 50+ years in the banking industry, his service on the Federal Reserve Board, and his extensive contacts and involvement within our communities and on the national scene are valuable to the Board. Mr. C.R. Cloutier is the father of Mr. Troy M. Cloutier, the Bank’s President and C.E.O. and a Class II Director.

Jake Delhomme Director since 2015	42
Our Chairman of the Board; Business owner; Retired NFL Quarterback
Mr. Delhomme’s proven leadership skills, team-building expertise and community-minded spirit have prepared him to serve as the Chairman of the Board. He has the vision and understanding to contribute broad perspective and insight to Board discussions on technology-driven products and services and strategic planning.

Timothy J. Lemoine Director since 2007	66
Real Estate Investor; Independent Construction Consultant
Mr. Lemoine’s leadership experience in the various aspects of the construction and real estate industries, including contract negotiations, investments activities, and risk management, provide the board with an important resource for assessing and managing risks and planning corporate strategy.

William M. Simmons Director since 1984	83
Private Investor; Retired
Mr. Simmons’ business experience and contacts in the Louisiana and Texas markets throughout his long-term relationship and service to the Company are among his qualifications to provide significant value to the Board.

Director whose terms expire in 2019 (Class II Directors)

Name	Age	Principal Occupation, Background and Qualifications

Leonard Q. “Pete” Abington Director since 2012	79
Private Investor; Entrepreneur
Mr. Abington’s professional experience serving as Chairman of the Boards of PSB Financial Corporation and Peoples State Bank; his in-depth understanding of the North Louisiana business climate including the agricultural, real estate and automobile industries; and his knowledge of our customer base is valuable to the Board.

Troy M. Cloutier Director since 2017	43
Our Chief Banking Officer, MidSouth Bancorp, Inc.; President and C.E.O., MidSouth Bank, N.A.
Mr. Cloutier brings knowledge of the day-to-day management of the Bank in his role as President & C.E.O. He was appointed to serve on the board effective January 1, 2017 to fill the vacancy created by the retirement of Will Charbonnet, Sr. Mr. Cloutier shall serve until the next shareholders’ meeting held for the election of Class II directors. Mr. Cloutier is the son of Mr. C.R. Cloutier, the Company’s President and C.E.O. and a Class I Director.

Joseph V. Tortorice, Jr. Director since 2004	68
Our Vice Chairman of the Board; Chairman of the Board, Deli Management, Inc.
Mr. Tortorice’s familiarity with the Texas markets we serve and his experience in corporate executive management coupled with his leadership, human relations and strategic planning background provide significant guidance and value to the Board as our Vice Chairman.

Item 2. Proposal to Approve a Non-Binding Advisory Resolution on the Compensation of our Named Executive Officers

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking advisory shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement, commonly known as a “say-on-pay” proposal. At the 2016 Annual Meeting, our shareholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation for 2015. A majority of our shareholders previously expressed a preference for holding say-on-pay votes every year. Accordingly, we intend to hold annual say-on-pay votes.

Shareholders are being asked to vote on the following advisory resolution:

“Resolved, that the shareholders hereby approve the compensation of our Named Executive Officers as reflected in the Proxy Statement for the Annual Meeting and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material in the Proxy Statement.”

Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program. The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this resolution.

If this resolution is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Compensation Committee of the Board, nor create or imply any additional fiduciary duty by the Board of Directors or the Compensation Committee. However, while not binding, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders on this resolution when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3. To ratify the appointment of Porter Keadle Moore, LLC (‘‘PKM’’) as the Company’s independent registered public accounting firm for the year ending December 31, 2017

The Audit Committee of the Board of Directors has appointed the firm of PKM to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our organizational documents do not require that our shareholders ratify the appointment of the independent registered public accounting firm, but we do so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PKM, but still may retain them. Even if the appointment is ratified, the Audit Committee may change, in its discretion, the appointment at any time if it determines that it would be in the best interests of our Company and our shareholders to do so.

Representatives of PKM will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

During the period covering the fiscal years ended December 31, 2016 and 2015, Porter Keadle Moore, LLC performed the following professional services:

Description	2016	2015
Audit Fees	$237,082	$239,192
Tax Fees	$29,420	$47,518

Audit Fees. This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLC for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2016 and 2015, including the audit of internal controls over financial reporting; review of the annual report on Form 10-K; review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC; and the review of regulatory filings included in documents filed with the SEC, including out of pocket expenses.

Tax Fees. This category includes aggregate fees billed for professional services by Porter Keadle Moore, LLC for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

Pre-Approval Policy. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee approved all of the services performed by Porter Keadle Moore, LLC in 2016.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PORTER KEADLE MOORE, LLC (“PKM”) AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301. The Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

By the members of the Audit Committee:

James R. Davis, Jr., Chairman Milton B. Kidd, III, O.D. Timothy J. Lemoine R. Glenn Pumpelly

Item 4. Such other matters as may properly come before the Annual Meeting or any adjournments

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies as directed by the Board of Directors.

Corporate Governance

Shareholder, Board and Committee Meetings. The following chart details the composition of the Board and its committees and includes the number of meetings held by each group in 2016. For additional information on the committees, see “Standing Board Committees” below.

Director	Independent Director	Holding Company Board	Bank Board (2)	Committees of the Holding Company Board (1)
				Audit	Comp	Exec	Corp Gov & Nom
Leonard Q. Abington	Yes	Member	Member
James R. Davis Jr.	Yes	Member	Member	Chair	Member	Member
Jake Delhomme	Yes	Member	Member		Chair	Chair	Member
Milton B. Kidd III, O.D.	Yes	Member	Member	Member
Timothy J. Lemoine	Yes	Member	Member	Member
R. Glenn Pumpelly	Yes	Member	Member	Member	Member	Member	Chair
William M. Simmons	Yes	Member	Member				Member
Joseph V. Tortorice, Jr.	Yes	Member	Member		Member	Member	Member
C. R. Cloutier	No	Member	Member			Member
Troy M. Cloutier	No	Member	Member			Member
Number of Meetings Held in 2016		12	12	11	9	11	4
(1) Will Charbonnet, Sr. retired as a director and Chairman of the Board effective December 31, 2016 and until such time was Chairman of the Compensation and Executive Committees and a member of the Audit and Corporate Governance & Nominating Committees.
(2) Andrew G. Hargroder, M.D. is also a member of the Bank Board.

All directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which he served during 2016. While we encourage all Board members to attend the annual shareholder meeting, there is no formal policy as to their attendance. All directors attended the 2016 Annual Meeting.

Board Independence. Each year, our Corporate Governance and Nominating Committee review the relationships that each director has with us and with other parties. Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable NYSE rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews several factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; the relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Committee determined all the current directors, other than Messrs. C. R. Cloutier and Troy Cloutier, who are also executive officers, are independent within the meaning of applicable NYSE and SEC rules.

Director Training.  We are committed to education and training in essential “best practices” for community banking. We provide our directors with current regulatory expectations for the execution of their duties as directors of the Company and the Bank.  Our directors have the opportunity to attend education programs provided by federal banking regulators, including the Office of the Comptroller of the Currency, as well as other educational sessions directed to the due and proper execution of their duties.  Such educational training includes presentations to the full Board of Directors on issues such as cybersecurity, information security, and business continuity by our in-house Information Security Officer as well as off-site certification programs including the Certified Community Bank Director designation (CCBD), which is a collaboration of and administered by the Independent Bankers Association of Texas (IBAT) and the SW Graduate School of Banking Foundation (SWGSB).  Currently, over half of our Board members have obtained the CCBD designation.  In addition, Board members take an active role in the monitoring and development of information security, cybersecurity strategy, and risk assessment programs at the Bank.

Leadership Structure and Risk Management. The Board believes that our leadership structure, with separate persons serving as our Chairman of the Board and President and Chief Executive Officer (“CEO”) of the Company, as well as a separate President and CEO of the Bank, is the optimum leadership structure. We believe this structure recognizes the differences between the various roles. Our Company President and CEO serves as a valuable advisor, business developer and leader for the Company; our Bank President and CEO is responsible for the day-to-day leadership and performance of the Bank and for setting the strategic direction of the Bank; and our Chairman of the Board provides guidance to both individuals and sets the agenda and presides over meetings of the full Board of Directors as well as all regularly scheduled Executive Sessions of non-management/independent directors. We believe that the role of a separate Chairman, who is also an outside director, helps enhance the independent oversight of management of the Company and helps to ensure that the Board is engaged with the Company’s strategy and how well it is being implemented.

In addition to the roles outlined above, the Board takes an active role in overseeing the management, operations, risk, and soundness of the Company.  The Chairman of the Board and the Audit Committee Chairman serve as voting members of the Bank’s Special Assets Committee.  In addition, the Chairman of the Company’s Audit Committee also chairs the Bank’s Risk Committee.  The Bank’s Risk Committee assures that we maintain an effective system for identifying, measuring, monitoring, and controlling entity wide risk. The Committee also provides for the oversight of the quality and integrity of accounting, financial reporting, risk management, and control practices of the Company. We believe that such active Board participation strengthens the Company’s operations.

Shareholder and Interested Party Communications. Shareholders and all interested parties may communicate directly with the Board, the Chairman of the Board or the individual chairmen of committees by writing to them at P.O. Box 3745, Lafayette, Louisiana 70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics. The Board has adopted a Code of Ethics and Corporate Governance Principles for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. Copies of both documents are posted on the Investor Relations page of our website at MidsouthBank.com. A printed copy of our Code of Ethics and Corporate Governance Principles are available to any shareholder that requests it in writing from our Corporate Secretary. In addition, should there be any waivers of or amendments to these documents, those waivers or amendments will be posted on our website.

Standing Board Committees. The Board has an Audit Committee, an Executive Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a charter. The charters are available on the Investor Relations page of our website at MidsouthBank.com. A printed copy of each document is also available to any shareholder that requests it in writing from our Corporate Secretary.

Audit Committee. The responsibilities of the Audit Committee are set forth in our Audit Committee Charter. The Board has determined that each of the Audit Committee members has the requisite expertise generally required of an audit committee member under NYSE’s requirements as to independence, financial literacy and experience applicable to Audit Committee members and that the Chairman of the Audit Committee, Mr. Davis, is an “audit committee financial expert” as defined in Item 407(d) (5) of SEC Regulation S-K.

Executive Committee. The responsibilities of the Executive Committee are set forth in our Executive Committee Charter. Its duties include shareholder relations, Bank examination and SEC compliance.

Compensation Committee. The responsibilities of the Compensation Committee are set forth in our Compensation Committee Charter. The board has made a determination that each of the members of the Compensation Committee satisfies the NYSE’s independence requirements for Compensation Committee members. It is responsible for evaluating the performance and approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.

Corporate Governance and Nominating Committee. The responsibilities of the Corporate Governance and Nominating Committee are set forth in our Corporate Governance and Nominating Committee Charter. It is responsible for making determinations of director independence, assessing overall and individual Board performance and recommending director candidates, including recommendations submitted by shareholders.

Director Nominations. It is the Corporate Governance and Nominating Committee’s policy that candidates for director have high personal and professional integrity, proven ability and judgment, and skills and expertise appropriate for serving the long-term interests of our shareholders. While we have not adopted a written diversity policy with respect to the composition of our Board, when selecting new, non-management candidates to serve on the Board, the Corporate Governance and Nominating Committee seeks directors with diverse experiences and perspectives. The committee considers, among other things, diverse backgrounds, professional experience, education and community involvement, as well as racial and gender diversity that would benefit the Board’s deliberations and decisions. The Committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their service, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the needs of the Board. The Committee meets to discuss and consider such candidate’s qualifications, including whether the nominee is independent within the meaning of NYSE rules, and then recommends a candidate to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates nominated by shareholders who follow the procedures set out in Article IV (H) of our Articles of Incorporation. To nominate a candidate for election as a director, pursuant to Article IV (H), unless otherwise required by law, the nominating shareholder individually, or together with a nominating shareholder group, must hold at least 3% of the total voting power of the Company’s securities that are entitled to be voted on the election of directors.  In addition, such securities must have been held continuously for at least three years as of the date of the notice of such nomination and must continue to be held through the date of the subject election of directors. In addition, any shareholder or group that makes a nomination must confirm that he, she or they are not holding any of the Company’s securities with the purpose, or with the effect, of changing control of the Company. Further, any shareholder nominee for election as a director must also meet the objective criteria for “independence” of the NYSE.

Pursuant to Article IV (H), any such shareholder nomination delivered to the Company should include the following:

•	as to each person whom you propose to nominate:

-	his or her name, age, business address, residence address, principal occupation or employment,

-	the number of shares of our stock of which the person is the beneficial owner, and

-	any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Exchange Act; and

•	as to the nominating shareholder or nominating shareholder group:

-	the name of the shareholder making such nomination, or if a group, the name of each shareholder in such nominating group,

-	the business address, or if none, residence of the nominating shareholder or members of a nominating group,

-	the number of shares of our stock of which such shareholder or nominating group are the beneficial owner,

-	a statement that the nominee, if elected, consents to serve on the Board of Directors,

-	the disclosures regarding the director nominee that would be required by Schedule 14A under the Exchange Act,

-	a description of any agreements, arrangements or relationships between the nominating shareholder or nominating group giving the notice and the nominee,

-
a statement regarding whether the nominating shareholder or any member of the nominating group has been involved in any litigation adverse to the Company or any of its subsidiaries within the past ten years and, if so, a description of such litigation, and

-	a statement that, to the best of the nominating shareholder’s or nominating group’s knowledge, such nominee meets the Company’s director qualification standards then in effect.

Shareholder nominations for election must be provided to the Company no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date that we mailed our proxy materials for the prior year’s Annual Meeting, except that, if we did not hold an Annual Meeting during the prior year, or if the date of the meeting has changed by more than 30 days from the prior year (or if we are holding a special meeting or conducting an election of directors by written consent) then such nomination must be transmitted to us within a reasonable time before we mail proxy materials for such meeting.

An inspector, not affiliated with us and appointed by our Corporate Secretary, will determine whether the notice provisions described above were met. If they determine that you have not complied with Article IV (H), your nomination will be disregarded. The foregoing is only a summary of the shareholder nomination procedures included in Article IV (H) of our Articles of Incorporation, is not complete and is qualified in its entirety to the full text of Article IV (H). You are encouraged to read the full text of Article IV (H) prior to submitting any nomination for election as a director of the Company.

The Committee will also consider director candidates recommended (but not nominated) by shareholders so long as such recommendations are received at least 120 days before the anniversary date that we mailed our proxy materials for the prior year’s annual meeting.

The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was nominated or recommended by a shareholder or otherwise.

Shareholder Proposals. Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2018 Annual Meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 12, 2017. Proxies may confer discretionary authority to vote on any matter for which we receive notice after February 25, 2018, without the matter being described in the Proxy Statement for our 2018 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities and Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file. Based on reports and representation of our directors, executive officers, and greater than 10% shareholders, all required reports were filed timely during 2016.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed entirely of independent directors. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee. None of the members of the Compensation Committee were an officer or other employee of our Company or any of our subsidiaries during 2016, or is a former officer or other employee of our Company or any of our subsidiaries.
___________________

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 30, 2017, the beneficial ownership of our common stock by each director, nominee, and each NEO, and by all directors, nominees, and Executive Officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Nominees:
Leonard Q. Abington	821,980 (2)	7.21%
C. R. Cloutier	403,665 (1,3)	3.54%
Troy M. Cloutier	74,714 (1,4)	*
James R. Davis, Jr.	84,153 (1,5)	*
Jake Delhomme	31,650 (1,6)	*
Milton B. Kidd, III, O.D.	249,231 (7)	2.19%
Timothy J. Lemoine	40,615 (8)	*
R. Glenn Pumpelly	90,473 (1,9)	*
William M. Simmons	240,861 (10)	2.11%
Joseph V. Tortorice, Jr.	137,637 (1,11)	1.21%
Named Executive Officers:
Jeffery L. Blum	9,856 (12)	*
James R. McLemore	29,568 (13)	*
All directors, nominees, and Executive Officers as a group (12 persons)	2,261,588	19.84%
_________________________
* Less than 1%.

(1)
Stock held by our Directors’ Deferred Compensation Plan & Trust (the “DDCP”) is beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the DDCP (281,463 shares or 2.47% as of March 30, 2017). For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the DDCP. Stock held by our Employee Stock Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated to an individual’s account are included as beneficially owned by that individual. Shares which may be acquired by exercise of options currently exercisable or that will become exercisable within 60 days of March 30, 2017 (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by persons beneficially owning such shares and by all directors and Executive Officers as a group but are not otherwise deemed to be outstanding.

(2)
Includes 45,307 shares as to which Mr. Abington shares voting and investment power, including 19,179 shares of common stock into which the 3,452 shares of Series C Preferred Stock may be converted into and 327,382 shares of common stock into which the 58,924 shares of Series C Preferred Stock that are beneficially owned by Mr. Abington may be converted into.

(3)	Includes 59,448 shares as to which he shares voting and investment power and 35,425 shares issuable upon the exercise of Current Options.

(4) Includes 43,139 shares as to which he shares voting and investment power. Additionally, he has 19,943 shares issuable upon the exercise of Current Options.

(5)	Mr. Davis has pledged 27,375 shares to Tri Parish Bank as partial security on a $500,000 line of credit with a balance of $400,000.

(6)	Includes 31,650 shares as to which he shares voting and investment power.

(7)	Includes 900 shares of common stock into which the 162 shares of Series C Preferred Stock that are beneficially owned by Dr. Kidd may be converted into.

(8)	Includes 18,532 shares as to which he shares voting and investment power.

(9)	Includes 90,473 shares as to which he shares voting and investment power.

(10) Includes 4,650 shares as to which he shares voting and investment power.

(11) Includes 5,556 shares of common stock into which the 1,000 shares of Series C Preferred Stock he shares voting and investment power may be converted into and 111,805 shares as to which he shares voting and investment power.

(12) Includes 7,000 shares issuable upon the exercise of Current Options.

(13) Includes 21,280 shares issuable upon the exercise of Current Options.
_______________________

The following table shows the number of shares in the Directors Deferred Compensation Plan and Trust (“DDCP”) and the Employee Stock Ownership Plan (“ESOP”), and the number of shares subject to Current Options that have been included in the above ownership table (see footnote 1 above).

Name	DDCP	ESOP	Current Options
Directors and Nominees:
Leonard Q. Abington	--	--	--
C. R. Cloutier	73,555	43,799	35,425
Troy M. Cloutier	--	9,631	19,943
James R. Davis, Jr.	47,780	--	--
Jake Delhomme	--	--	--
Milton B. Kidd, III, O.D.	21,688	--	--
Timothy J. Lemoine	8,708	--	--
R. Glenn Pumpelly	--	--	--
William M. Simmons	62,271	--	--
Joseph V. Tortorice, Jr.	20,276	--	--
Named Executive Officers:
Jeffery L. Blum	--	856	7,000
James R. McLemore	--	4,095	21,280
_______________________

Security Ownership of Certain Beneficial Owners

The following lists the only persons, other than our director Mr. Abington shown in the prior table, known to us as of March 30, 2017 to beneficially own more than five percent of our stock.

	Common Stock Beneficially Owned as of Record Date
Name and Address Of Beneficial Owner	Amount	Percent of Class (1)
Jacobs Asset Management, LLC 11 E. 26th St., Ste. 1900 New York, NY 10010	806,631 (2)	7.07%
MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee (3) P. O. Box 3745 Lafayette, LA 70502	740,360	6.49%
DePrince Race & Zollo Inc. 250 S. Park Ave., Ste. 250 Winter Park, FL 32789	630,793 (4)	5.53%
(1) Based on 11,401,604 shares outstanding as of March 30, 2017.
(2) As reported on Schedule 13F, Jacobs Asset Management, LLC has shared voting power and shared dispositive power with respect to the shares.
(3) The Administrative Committee directs the Trustees how to vote the approximate 114,067 unallocated shares in the ESOP as of December 31, 2016. Voting rights of the shares allocated to ESOP participants’ accounts are passed through to them. The Trustees have investment power with respect to the ESOP’s assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Irving Boudreaux, Regional President, Stephanie Burge, Financial Reporting Accountant, and Susan Benoit, Bank Officer. The Administrative Committee consists of the following three Bank Officers: Brenda Thibeaux, Monique Bradberry, and Susan Haydel.
(4) As reported on Schedule 13F, DePrince Race & Zollo Inc., has shared voting power and shared dispositive power with respect to the shares.
_________________________

Certain Relationships and Related Transactions

Directors, nominees, executive officers and their associates have been customers of, and have borrowed from MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future. Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

We have adopted a formal policy with respect to the approval of related party transactions, other than our policies with respect to the approval of loans made to directors and executive officers. Pursuant to this policy, the Audit Committee (or with respect to compensation matters, the Compensation Committee) will review and, if appropriate, approve any transaction in which the Company is or will be a party of and in which the amount exceeds $120,000, and in which any of the Company’s directors, executive officers or significant shareholders had, has or will have a material interest. Such transactions will only be approved if they are deemed to be in the best interest of the Company and its shareholders.
_________________________

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) may contain statements regarding current and future individual and Company performance targets and/or goals. We have disclosed this information in the limited context of our compensation programs; therefore, these statements should not be interpreted to be management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements to other contexts.

Executive Summary

We have prepared this CD&A to assist you in understanding our compensation programs.  It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of the compensation we paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table for 2016 (collectively, the “NEOs”).   Our compensation programs have been designed to reward performance in order to align the NEO’s interests with that of our shareholders. Given our operation in the highly-regulated banking industry, our compensation programs must also comply with the executive compensation disclosures outlined by federal agencies that oversee our operations, including the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation. In recent years, such regulations have provided us with less flexibility in establishing our compensation programs than what others in the general industry may experience.

Highlights for 2016 include:

•
Our earnings available to common shareholders totaled $6.6 million, a $3.7 million decrease from $10.3 million at December 31, 2015. The decrease resulted primarily from a $4.2 million decrease in revenues, a $2.2 million increase in dividends paid on our Series B preferred stock and an increase of $1.4 million of noninterest expense. These reductions to earnings were partially offset by a $3.3 million decrease in the provision for loan losses and a $726,000 decrease in income tax expense.

•	Consolidated assets totaled $1.9 billion at December 31, 2016 and 2015. Net loans totaled $1.3 billion at December 31, 2016 compared to $1.2 billion at December 31, 2015.

•
Our stable core deposit base, which excludes time deposits, remained constant at $1.4 billion at December 31, 2016 and 2015. Core deposits accounted for 90.4% and 89.1% of total deposits, respectively.

•	The FTE net interest margin decreased 14 basis points, from 4.34% for the year ended December 31, 2015 to 4.20% for the year ended December 31, 2016.

•
Our capital levels remain strong with Tier 1 leverage capital of 10.11% at December 31, 2016. Tier 1 risk-based capital and total risk-based capital ratios were 13.02% and 14.28%, respectively. Tier 1 common equity to total risk-weighted assets at December 31, 2016 was 8.81%.

Overview of Elements of Compensation

Historically we have used the following elements as part of our compensation program for our executive officers:

•
Base Salary – Fixed base pay reflective of each officer’s position, individual performance, experience, and expertise. While not at risk like incentive compensation, base salary increases are also based on aligning our NEOs with peers of our asset size as well as tied to our performance.

•	Annual Incentives – Generally cash awards based upon the achievement of defined performance targets under the Company’s 2016 Annual Incentive Compensation Plan (the “AICP”).

•	Equity-based Awards – Equity incentive awards under our 2007 Omnibus Incentive Plan to encourage and reward long-term performance and retention.

•	Discretionary Bonus Awards – Payment of discretionary bonuses provides flexibility to reward levels of performance that might not otherwise be reflected in other established incentive awards.

•
Retirement Benefits – Includes the Employee Stock Ownership Plan (the “ESOP”), 401(k) retirement plan, and, with respect to Mr. C. R. Cloutier, the Executive Indexed Salary Continuation Agreement (the “EISCP”) and MidSouth Bank Officers’ Supplemental Deferred Compensation Plan (the “OSDCP”).

•
Other Compensation – Certain executives also receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, cell phone, Board of Director fees, and club memberships.

In establishing the 2016 compensation program, base salary and annual incentives comprised the largest part of potential total compensation payable to the executive officers. In determining annual compensation, we consider several factors, including our goals for the upcoming year and how the various elements can be used to help achieve such goals in a prudent manner, the total compensation paid in the prior year, and the elements utilized for such compensation. In addition, regulatory restrictions on the ability to utilize certain elements also impacted our decisions.

Objectives of Our Compensation Programs

Our culture continues to strive for performance while prudently managing risks. We believe it is in the best interest of our shareholders and the Company to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future. The Compensation Committee (the “Committee”) has the responsibility for continually monitoring the compensation paid to our NEOs as well as other executive employees.  The Committee believes that compensation of our executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, while proactively managing risks associated with all such compensation programs impacting the Company, its subsidiaries, and its shareholders.  Specifically, the Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	attract, retain, and motivate outstanding executive officers who add value to us based on individual and team contributions;

•	provide a competitive salary structure and asset size in all markets where we operate;

•	align the executive officers’ interests with the long-term interests of our shareholders to enhance shareholder value; and

•	ensure that compensation programs do not encourage excessive risk taking or pose a threat to the safety and soundness of the organization.

Process for Determining Executive Officer Compensation

The Committee annually reviews and recommends the compensation level, performance goals, and strategic objectives for the CEO to our Board for final approval. The Board also has the authority at all times to make decisions to withhold incentive compensation awards, earned or unearned, in the event of unforeseen occurrences that could threaten the financial viability of the organization and its shareholders.  The Committee consults with the CEO on the compensation levels of the other executive officers. Based on these discussions, the Committee, along with the CEO, recommends the compensation levels for the other NEOs to the Board. The Committee has the authority to retain separate advisors, including a compensation consultant, to assist the Committee in carrying out its responsibilities. In 2016, the Committee did not engage any compensation consultants or other third party consultants.

At the 2016 Annual Meeting, the shareholders approved the 2015 compensation of our NEOs with 92% of the votes cast. After considering this substantial level of approval as well as the Company’s financial and operational performance over the past several years, the Committee determined that the executive compensation program was working as intended and did not make any significant changes to the program for 2016 other than with respect to Mr. C.R. Cloutier who entered an Employment Agreement in connection with the transition of his roles and responsibilities as discussed further below.

In connection with establishing the 2016 compensation program, the salaries of the NEOs were reviewed to help the Committee determine if our compensation arrangements were competitive in order to meet our goal of attracting, retaining and motivating our executive officers. The Committee reviewed limited publicly available data on SNL Financial from a few banks of similar asset size in Texas, Louisiana and Alabama. The committee also considered salary administration information prepared by regional resources including Independent Bankers Association of Texas, Louisiana Bankers Association, and Texas Bankers Association as well as McLagan whose reports were tailored to financial institutions in the $1 to $3 billion asset size range and within similar geographic locations as the Company. The Committee did not use this data to benchmark the total compensation, or any individual element thereof.  While the Committee recognized the benefit of using this data to gauge the competitiveness of the Company’s compensation programs, the Committee concluded that each financial institution is unique and that significant differences between institutions regarding executive compensation practices exist.

Overview of 2016 Performance and Compensation

Base Salary. We believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary.  We believe the payment of a fixed base salary to our executive officers helps maintain productivity by providing a guaranteed and dependable base amount of income. In addition, we believe utilizing base salary as a large portion of the total potential compensation helps mitigate risks as the executives do not have to meet certain operational incentives to receive the payments.

It is our goal to set specific base salary levels which appropriately reflect the role and responsibility of the executive officer. During this process the Committee considers the abilities, qualifications, accomplishments, and prior work experience of the individual as well as the overall competitiveness of the compensation package when determining the final recommendation to the Board, including whether any changes to annual base salary should be made from the prior year. The Committee approved the following 2016 NEO base salary amounts with an effective date of June 1, 2016.

Named Executive Officer	2015 Base Salary	2016 Base Salary
C. R. Cloutier	$441,000	$441,000 (1)
James R. McLemore	$252,500	$257,500
Troy M. Cloutier	$280,000	$305,000
Jeffery L. Blum	$225,000	$230,000
(1) Effective November 1, 2016, Mr. C. R. Cloutier’s salary was reduced to $355,000 in connection with his transition from Chief Executive Officer to Senior Executive Advisor of MidSouth Bank, N.A.

In recommending the increases in base salary for 2016 set forth above, the Committee found that Mr. Troy Cloutier’s base salary fell below the midpoint range of executives with similar responsibilities at similarly sized financial institutions based on the Committee’s review of the information described above. The Committee felt this increase was appropriate in efforts to bring his salary more in line with the market rate for his position and experience. For Messrs. McLemore and Blum, the Committee felt that the increases, which were in line with cost of living or slightly above and averaged between 2½-3%, were warranted.

Annual Incentives.  We believe annual incentives are an important element of executive officers’ compensation because they provide additional incentive and motivation to the participants to lead us in achieving success. The AICP was designed to increase shareholder value by focusing the executive officers on our goals for the year and reward them for achievement of those goals. Payments under the AICP are based on a percentage of the participant’s base salary including 5% for achievement of goals at the threshold level and 10% for achievement of goals at the target level. At its discretion, the Committee may pay awards above the 10% of base salary level if results are above the target level.

Awards under the AICP are tied to the achievement of goals in up to three categories: overall Bank goals, regional/departmental goals, and/or individual goals. The intent is to provide a plan that is based on what we believe are industry best practices and to provide motivation for each officer to achieve goals relative to overall Bank performance (thereby aligning their interests with those of our shareholders) and goals related to an officer’s specific job function. We believe the AICP also helps mitigate risks by providing each officer with three company-wide goals as opposed to a single goal. Having multiple goals helps ensure there is an appropriate balance of objectives, which otherwise could lead to performance inconsistencies within other areas of the organization.

For all NEOs, 100% of eligible award payout dollars under the 2016 AICP were based on the achievement of our overall Company’s goals, which were improvements in net income (80% weighting), net core deposit growth (10% weighting), and net loan growth (10% weighting). The AICP specifies that the net income goal must be reached to approve the payout of incentive compensation under the plan.

Performance Measure	Threshold Level	Target Level
Net income	$ 9.8 million	$10.9 million
Net core deposit growth	$54.0 million	$60.0 million
Net loan growth	$68.1 million	$75.7 million

The Committee reviewed the Company’s 2016 financial performance and determined that the Company had not achieved the target net income goal, which was defined as the forecasted 2016 net income approved by the Board of Directors in January 2016; therefore, there were no payouts in 2016 under the AICP.

Equity-based Awards. No equity-based awards were granted in 2016 to NEOs.

Discretionary Bonuses. The following discretionary bonuses were paid in 2016 to NEOs for the recognition of the increased responsibilities and significant time commitment to Special Assets Committee in connection with the increase in classified assets in the Bank.

Named Executive Officer	Discretionary Bonus
C. R. Cloutier	$10,000
James R. McLemore	$10,000
Troy M. Cloutier	$10,000
Jeffery L. Blum	$10,000

Retirement Benefits.  Executive officers are eligible to participate in our 401(k) retirement plan, which is a Company-wide, tax-qualified retirement plan.  The intent of this plan is to provide eligible employees with a tax-advantaged savings opportunity for retirement.  We sponsor this plan to help employees save and accumulate assets for use during their retirement.  As required, eligible pay under this plan is capped at annual limits defined under the Internal Revenue Code.  The 401(k)

plan allows for us to make a discretionary matching contribution.  Matching contributions made to each participating NEO are included in the “All Other Compensation Table” below.

For 2016, an EISCP and OSDCP were in place for Mr. C. R. Cloutier. The agreements provide that upon the executive officer reaching normal retirement age, the executive officer can elect to receive payments of amounts as defined in the agreements and presented under the “Nonqualified Deferred Compensation” section below.

To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established the ESOP in 1986.  The ESOP covers all employees who meet minimum age and service requirements. Amounts of annual contributions to the ESOP are determined on a discretionary basis by the Board. Information with respect to contributions made to each NEO under the ESOP is included in the “All Other Compensation Table” below.

Other Compensation.   Certain executives receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, cell phone, Board of Director fees, and club memberships.

We maintain a split dollar life insurance arrangement with Mr. C. R. Cloutier. This arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.

In 2016, we provided Messrs. C. R. Cloutier, McLemore, T. Cloutier, and Blum with reimbursements for an individual supplemental term life insurance policy payable to a beneficiary of their choice. We also provided Messrs. McLemore, T. Cloutier, and Blum with reimbursements for a supplemental long-term disability policy.

We view certain perquisites as beneficial to us as well as compensation to the executive officers.  For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining.  Company cars are used primarily for business purposes.

The executive officers are eligible to participate in benefit plans sponsored by us on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members.  The cost of our benefit plans is negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

Severance Benefits Plan. The purpose of the Severance Benefits Plan is to provide temporary and short-term unemployment-type benefits to eligible employees whose employment is terminated under specific conditions described in the plan. The Committee adopted the plan to remain competitive with other financial institutions, many of which provide benefits like those provided under the Severance Benefits Plan. For additional information on payments to the NEOs that may be required under the Severance Benefits Plan, please see “Potential Payments upon Termination or Change-in-Control” below.

Employment Agreements.  On October 19, 2016, the Company and the Bank, collectively “Midsouth”, entered an employment agreement with Mr. C. R. Cloutier. Pursuant to the terms of the employment agreement, Mr. Cloutier continued to serve as Chief Executive Officer of the Bank until November 1, 2016 and thereafter transitioned to the position of Senior Executive Advisor of the Bank. Mr. C.R. Cloutier continues his position as President and Chief Executive Officer of the Company.

The employment agreement provides that Mr. C.R. Cloutier will receive a minimum annual salary amount of $441,000 until November 1, 2016; $355,000 during the periods of November 1, 2016 through October 31, 2017; $355,000 during the periods of November 1, 2017 through October 31, 2018; $250,000 during the period of November 1, 2018 through October 31, 2019; and $250,000 during the period of November 1, 2019 through October 31, 2020, provided that MidSouth will not be obligated to pay any sum in excess of that which is allowed in accordance with any regulatory limitations. The term of the employment agreement expires on October 31, 2020.

The employment agreement with Mr. C.R. Cloutier further provides should the employment of Mr. Cloutier be terminated by MidSouth for any reason, with or without cause, MidSouth will be obligated to pay the annual amounts of salary as set out above, beginning six months after the termination date. Should Mr. Cloutier resign before the end of the term, for any reason, the obligation of MidSouth to pay any continuing compensation will end effective immediately on the date of resignation. Additionally, should Mr. C.R. Cloutier violate any restrictive covenant obligations, MidSouth’s obligation to continue payments shall end effective immediately upon the date of the breach. The Agreement provides restrictive covenant obligations that, among other things, prohibit Mr. Cloutier from competing with or soliciting customers from MidSouth within a designated area during the term of his employment and for two years thereafter. If there is a change in control (as defined in the employment agreement) of MidSouth resulting in the termination of Mr. C.R. Cloutier, MidSouth is required to accelerate payment of the entire remaining balance of the compensation obligation in one lump sum.

The Company does not have employment agreements in place with any other NEOs. The Company’s Board will evaluate employment agreements as needed in the future.

Financial Restatement.  We adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires a Company’s chief executive officer and chief financial officer to give back certain incentive based or equity based compensation received in the event such company is required to restate its financial statements. We have also structured, with intention to modify as needed, our internal policies related to regulatory compliance guidelines in the event that recovery of erroneously awarded compensation would be necessary.

Stock Ownership Requirements.  The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers.  The Committee does not believe it is necessary to impose such a policy on the executive officers.  Currently, the NEOs as a group own 4.54% of our stock.  If circumstances change, the Committee will review whether such a policy is appropriate for our executive officers.

Trading in the Company’s Stock Derivatives.  As part of the Company’s Code of Ethics Policy, our Board of Directors and executive officers are prohibited from hedging their ownership of the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock or debt, as well as from engaging in short sales of the same. We are not aware that any of the executive officers have entered these types of arrangements.

Tax and Accounting Implications.  We consider the tax and accounting implications regarding the delivery of different forms of compensation.  We believe that the most efficient form of compensation for the executive officers is cash; therefore, we place a greater emphasis on cash compensation over other forms (i.e., equity).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Committee, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

Submitted by the Compensation Committee:

Jake Delhomme, Chairman
James R. Davis, Jr.
R. Glenn Pumpelly
Joseph V. Tortorice, Jr.

Summary Compensation Table. The following table sets forth compensation earned from the Company for the fiscal years ended December 31, 2016, 2015 and 2014, by its NEOs.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Comp ($)	Change in Pension Value and Non- qualified Deferred Comp Earnings ($)	All Other Comp ($) (4)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C. R. Cloutier President & CEO	2016	426,667	10,000	-	-	-	-	90,245	526,912
	2015	441,000	-	34,800	-	-	-	113,829	589,629
	2014	425,000	-	-	-	38,250	-	110,917	574,167
James R. McLemore Senior Executive VP & Chief Financial Officer	2016	255,417	10,000	-	-	-	-	39,771	305,188
	2015	252,500	-	24,360	-	-	-	34,598	311,458
	2014	240,000	-	-	-	21,600	-	27,157	288,757
Troy M. Cloutier Chief Banking Officer	2016	294,583	10,000	-	-	-	-	59,029	363,612
	2015	280,000	-	27,840	-	-	-	59,689	367,529
	2014	255.000	-	-	-	22,950	-	58,196	336,146
Jeffery L. Blum Senior Executive VP & Chief Credit Officer	2016	227,917	10,000	-	-	-	-	47,955	285,872
	2015	225,000	-	20,880	-	-	-	43,209	289,089
	2014	90,000	35,000	-	100,894	4,950	-	37,077	267,921
(1) NEO salary increases had an effective date of June 1, 2016.
(2) Represents the grant date fair value of restricted stock granted on a discretionary one-time basis during 2015.
(3) Consists of shares of stock options granted on August 5, 2014 at a fair value on grant date (estimated using the Black-Scholes Option Pricing Model) of $5.77 for a five-year vesting period.
(4) All other 2016 compensation for NEOs includes the total of benefit and perquisite amounts as listed in the table below.

All Other Compensation Table. The following table sets forth all other compensation received from the Company in the form of benefits and perquisites for the fiscal year ended December 31, 2016, by its NEOs.

Name	Auto Expense ($)	Board of Director Fees ($)	Cell Phone ($)	Club Member- ship ($)	ESOP Co. Contri- bution ($)	401(k) Co. Contri-bution ($)	Imputed Income- Split Dollar Life Ins ($)	Supple- mental Life Ins Premiums ($)	Divid- ends ($)	Supple-mental Disability Ins Premiums ($)	Total ($)
C. R. Cloutier	751	59,100	800	2,537	6,891	1,566	911	17,014	675	--	90,245
James R. McLemore	3,974	8,800 (1)	1,800	3,433	6,891	--	--	4,507	473	9,893	39,771
Troy M. Cloutier	2,138	38,700 (2)	1,800	2,256	6,891	1,544	--	813	540	4,347	59,029
Jeffery L. Blum	4,000	22,500 (3)	1,800	3,456	6,550	1,488	--	2,961	405	4,795	47,955
(1) Mr. McLemore serves on the MidSouth Bank, N.A. Special Assets Committee and Funds Management Committee and receives fees for his service on these committees. He formerly served on the Bank’s Building Committee.
(2) Mr. Troy Cloutier is a member of the MidSouth Bank, N.A. Board of Directors and receives fees for his service on the Board and the committees he serves. On January 1, 2017, he was appointed to the MidSouth Bancorp, Inc. Board of Directors and will receive fees for his service on the Board and the committees he serves.
(3) Mr. Blum is a member of the MidSouth Bank, N.A. Loan Oversight Committee and Special Assets Committee and receives fees for his service on these committees. He formerly served on the Bank’s Directors Loan Committee.

Grants of Plan-Based Awards. The following table discloses the total number of non-equity incentive based plan awards granted for the 2016 plan year and the payout opportunity for 2016. No amounts were paid in 2016 under the AICP. For additional information on the AICP, see “Compensation Discussion and Analysis” above. No option or restricted stock awards were granted to NEOs in 2016.

Named Executive Officer	Plan Name	Grant Date Equity	Non-Equity Incentive Plan Opportunity for Most Recently Completed Fiscal Year				All Other Stock Awards (# of shares Units)	Date Equity Fully Vests	Grant Date Fair Value of Stock and Option Awards
			Actual	Threshold	Target	Maximum
C. R. Cloutier	2016 AICP		-	$22,050	$44,100	(1)
James R. McLemore	2016 AICP		-	$12,625	$25,250	(1)
Troy M. Cloutier	2016 AICP		-	$14,000	$28,000	(1)
Jeffery L. Blum	2016 AICP		-	$11,250	$22,500	(1)
(1) The Compensation Committee has the discretion to increase the payouts under the 2016 AICP awards if the performance measures exceeded the target levels after all qualifying conditions are met. Under the terms of the 2016 AICP there is no cap on the discretionary amount that may be paid for performance in excess of target levels.

Outstanding Equity Awards at Fiscal Year-End. The following table reflects each NEO’s outstanding equity awards at December 31, 2016.

	Option Awards						Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Options Vesting Date (1)	Number of Securities or Stock Units Not Vested (#)	Market Value of Shares or Stock Units Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights Not Vested	Stock Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C. R. Cloutier	28,340	14,162	-	$12.97	5/23/22	05/23/18	2,500	$34,000	-	-	8/17/18
James R. McLemore	17,024	4,256	-	$12.97	5/23/22	5/23/17	1,750	$23,800	-	-	8/17/18
Troy M. Cloutier	14,854	5,089	-	$12.97	5/23/22	5/23/17	2,000	$27,200	-	-	8/17/18
Jeffery L. Blum	7,000	10,500	-	$18.99	8/5/24	8/5/19	1,500	$20,400	-	-	8/17/18
(1) All options listed above vest at a rate of 20% annually over a five-year period from the date of grant, excluding Mr. C. R. Cloutier who has a six-year vesting period.
(2) Market value is calculated based on closing price of $13.60 on December 31, 2016.

Option Exercises. No stock options were exercised by NEOs during 2016.

Pension Benefits. The EISCP and OSDCP with Mr. C. R. Cloutier are considered defined contribution plans and are reported below under the “Nonqualified Deferred Compensation Table.”

Nonqualified Deferred Compensation Table. The following table reflects the activity during the 2016 calendar year for Mr. C. R. Cloutier under our deferred compensation benefit plans. No other NEO is currently participating under our deferred compensation benefit plans.

Named Executive Officer	Plan Name (1)	Executive Contributions	Employer Contributions in Last Fiscal Year	Aggregate Gain/Loss In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at end of Last Fiscal Year
C. R. Cloutier	DDCP	-	-	$350,102	-	$1,000,348
	EISCP	-	-	-	($60,416)	$138,267
	OSDCP	-	-	-	$42,974	$42,974
(1) The DDCP is invested in our common stock.  Earnings (losses) are based on the increase (decrease) in stock price during the year. Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock. For the EISCP and OSDCP, the amounts presented reflect the balances held in the pre-retirement accounts associated with the plan.

We provide Mr. C. R. Cloutier with an EISCP and OSDCP, which establish pre-retirement accounts.  Upon Mr. C. R. Cloutier reaching normal retirement age, he may elect to receive payment as designated by the accrued amounts within the account. The payments are required to be disbursed in the form of annual cash installments over 10 years.  At the present time, Mr. C. R. Cloutier has elected not to begin to receive payments under the EISCP or the OSDCP, although he has reached the normal retirement age, as defined in the agreement. These accounts were established as liability reserve accounts on our balance sheet for the benefit of the executive officer.  The accounts are increased or decreased each year by an amount equal to the index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of our third quarter report for the fiscal year as filed with the Federal Reserve).

Potential Payments upon Termination or Change-In-Control. The discussion and tables below reflect the estimated amount of compensation that Mr. C. R. Cloutier would be entitled to in the event of termination of his employment. The amounts shown assume a termination date of December 31, 2016. Amounts do not include compensation and benefits available to all the Company’s general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change-in-Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C. R. Cloutier
Supplemental Life Insurance Death Benefit	-	-	-	-	-	-
Supplemental Long-Term Disability Benefit	-	-	-	-	-	-
Executive Indexed Salary Continuation Benefit	$138,267	-	$138,267	$138,267	$138,267	$138,267
Officers’ Supplemental Deferred Compensation Plan	$55,000	-	$55,000	$55,000	$55,000	$55,000
Split-Dollar Life Insurance	-	-	-	-	-	$322,902
Severance (2)	-	$1,150,833(3)	$1,150,833(3)	$1,150,833(4)	$1,150,833(5)	-
Accelerated Restricted Stock (6)	$34,000	-	-	$34,000	$34,000	$34,000
Accelerated Stock Options (7)	$8,922	-	-	$8,922	$8,922	$8,922
Total	$236,189	$1,150,833	1,3244,100	$1,387,022	$1,387,022	$559,091
(1) All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2) Reflects payments that would be owed pursuant to Employment Agreement.
(3) Payable in installments through October 31, 2020.
(4) Payable in a lump sum due six months after termination.
(5) Payable in installments through October 31, 2020.
(6) Reflects the value that would be realized upon the immediate vesting of the unvested restricted stock awards which would vest upon a change in control, based on the closing market value of the common stock on December 31, 2016 of $13.60.
(7) Reflects the value that would be realized upon the exercise of all unvested in-the-money options which would vest upon a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2016 of $13.60.

Upon voluntary resignation, Mr. C. R. Cloutier receives the balances in his pre-retirement accounts under the EISCP and OSDCP paid out in equal annual installments over a ten-year period commencing on the first day of the calendar month following Retirement Date.

Upon involuntary termination without cause, Mr. C. R. Cloutier receives the balances in his pre-retirement accounts under the EISCP and OSDCP paid out in equal annual installments over a ten-year period commencing on the first day of the calendar month following Retirement Date.
In the event of termination without cause or for good reason in connection with a change-in-control, Mr. C. R. Cloutier will receive the benefits specified under the terms of his EISCP and OSDCP paid out in equal annual installments over a ten-year period commencing on the first day of the calendar month following Retirement Date.

Upon long-term disability, Mr. C. R. Cloutier will receive the balances in his pre-retirement accounts under the EISCP and OSDCP paid out in equal annual installments over a ten-year period commencing on the first day of the calendar month following Retirement Date.

Upon death, Mr. C. R. Cloutier’s beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement accounts associated with the EISCP and OSDCP as well as the benefit amount equal to 80% of the net at risk insurance portion of the proceeds of the whole life policy associated with his split-dollar life insurance plan.

For additional information on payments owed pursuant to the Employment Agreement, please see “Employment Agreement” above.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards fully vest and become fully exercisable upon a change-in-control.

The discussion and tables below reflect the estimated amount of compensation that the NEOs, other than Mr. C. R. Cloutier, would be entitled to in the event of termination of their employment. The amounts shown assume a termination date of December 31, 2016. Amounts do not include compensation and benefits available to all the Company’s general employees on a non-discriminatory basis.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change-in-Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
James R. McLemore
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$1,000,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$159,060	-
Severance Benefits Plan (2)	-	-	-	$257,500	-	-
Accelerated Restricted Stock (3)	$23,800	-	-	$23,800	$23,800	$23,800
Accelerated Stock Options (4)	$2,681	-	-	$2,681	$2,681	$2,681
Total	$26,481	$0	$0	$283,981	$185,541	$1,026,481
Troy M. Cloutier
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$1,000,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$108,420	-
Severance Benefits Plan (2)	-	-	-	$305,000	-	-
Accelerated Restricted Stock (3)	$27,200	-	-	$27,200	$27,200	$27,200
Accelerated Stock Options (4)	$3,206	-	-	$3,206	$3,206	$3,206
Total	$30,406	$0	$0	$335,406	$138,826	$1,030,406
Jeffery L. Blum
Supplemental Life Insurance Death Benefit	-	-	-	-	-	$880,000
Supplemental Long-Term Disability Benefit	-	-	-	-	$124,800	-
Severance Benefits Plan (2)	-	-	-	$230,000	-	-
Accelerated Restricted Stock (3)	$20,400	-	-	$20,400	$20,400	$20,400
Accelerated Stock Options (4)	-	-	-	-	-	-
Total	$20,400	$0	$0	$250,400	$145,200	$900,400
(1) All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2) Reflects payments that would have been owed pursuant to the Severance Benefits Plan.

(3) Reflects the value that would be realized upon the immediate vesting of the unvested restricted stock awards which would vest upon a change in control, based on the closing market value of the common stock on December 31, 2016 of $13.60.
(4) Reflects the value that would be realized upon the exercise of all unvested in-the-money options which would vest upon a change in control, based on the difference between the option exercise price and the closing market value of the common stock on December 31, 2016 of $13.60.

In the event of termination without cause or for good reason in connection with a change-in-control, Messrs. McLemore, T. Cloutier and Blum, at the discretion of the Company, may also receive the benefit specified under the terms of the Severance Benefits Plan in connection with a change-in-control.

Upon long-term disability, Messrs. McLemore, T. Cloutier and Blum will receive the annual benefit presented in the table as specified under his supplemental long-term disability policy.

Upon death, Messrs. McLemore, T. Cloutier and Blum’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy.

Under the terms of 2007 Omnibus Incentive Plan, all outstanding equity awards fully vest and become fully exercisable upon a change-in-control.

Director Compensation. The following table sets forth the compensation paid to each of our non-employee directors for the 2016 calendar year. For information regarding the director fees paid to Messrs. C. R. Cloutier and Troy Cloutier, each an employee director in 2016, see the “Summary Compensation Table” above.

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Comp Earnings	All Other Comp	Total
Name	($) (1)	($)	($)	($)	($)	($) (2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet Sr. (3)	$72,700	-	-	-	-	-	$72,700
Leonard Q. Abington (4)	$47,300	-	-	-	-	$30,714	$78,014
James R. Davis Jr.	$92,700	-	-	-	-	-	$92,700
Jake Delhomme	$49,600	-	-	-	-	-	$49,600
Clayton Paul Hilliard (5)	$18,900	-	-	-	$289,047	-	$307,947
Milton B. Kidd III, O.D.	$33,200	-	-	-	-	-	$33,200
Timothy J. Lemoine	$48,000	-	-	-	-	-	$48,000
R. Glenn Pumpelly	$49,800	-	-	-	-	-	$49,800
William M. Simmons	$45,900	-	-	-	-	-	$45,900
Joseph V. Tortorice, Jr.	$33,900	-	-	-	-	-	$33,900
(1) Director fees include remuneration in the form of a standard retainer fee, individual meeting fees, committee chair fees, as well as reasonable and customary travel expense reimbursement where applicable.
(2) Certain directors receive perquisites such as travel reimbursement; however, the aggregate amount of such compensation is less than $10,000 and therefore is not reported.

(3) Will Charbonnet, Sr. retired from the board effective December 31, 2016.
(4) In connection with the PSB acquisition, MidSouth Bancorp, Inc. and Leonard Q. Abington entered a Consulting and Restrictive Covenant Agreement by which Mr. Abington will receive $25,000 for consulting services to the Company and its subsidiaries and reimbursement for certain perquisites for a period of five years following the PSB acquisition closing date of December 28, 2012.
(5) Clayton Paul Hilliard retired from the board effective May 25, 2016. He received the 26,763 shares held in his DDCP based on the closing market value of the common stock on July 24, 2016 of $10.53 and the remainder in cash for the three (3) quarters of dividends and interest owed.

Board Fee Schedule. A schedule of director fees is listed below. All of the Company’s directors are also Directors of the Bank. Directors receive meeting fees only for meetings they attend.

2016 Summary of Board Fee Schedule
Monthly Board Service Fee (Retainer)
Holding Company Board	$750
Bank Board	$300
Additional Monthly Fees per Responsibility
Board Chair Audit Committee Chair (1)	$900 $4,500
Holding Company & Bank Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
• First Hour	$200
• Amount Per Additional Hour	$100
(1) Audit Committee Chair fee was increased from $1,300 to $4,500 in April 2016 for the expanded role of the Chief Risk Director and includes a travel allowance.

Director’s Deferred Compensation Plan. We have a Directors Deferred Compensation Plan (the “DDCP”) for members of the Board, administered by the Executive Committee of the Board.   The DDCP allows for participation by any member of the Board of Directors of the Company or the board of any of its subsidiaries. To participate in the DDCP, the Director executes a deferral authorization form in which the Director agrees to defer all or a specified percentage of his fees payable for the services as a member of the Board or a participating subsidiary.   The DDCP provides for the establishment of a revocable trust to be known as the Deferred Compensation Trust of MidSouth Bancorp, Inc. (the “Trust”) in accordance with the terms of the DDCP, MidSouth Bank, N.A., a subsidiary of the Company, serves as the Trustee for the Trust. Within 30 days following the end of a calendar quarter, the Company or its participating subsidiaries will contribute fees deferred pursuant to the deferral authorizations in effect during eligible time periods. Amounts will be credited to participants via individually established deferred compensation accounts (“DCAs”). All contributions and withdrawals must be in accordance with Section 409A of the Internal Revenue Code.

Each participant will act as a general creditor of the Company or its subsidiaries and will have an unsecured right to funds deferred into their individual DCA. Dividends paid on the common stock are credited to each account as shares of common stock, and if in cash, are used to purchase additional shares of common stock. These shares will not carry voting rights in addition to dividends. Distributions are pursuant to the terms of the DDCP and shall be made 60 days after the later of (i) the date on which a Director ceases providing services to the Company or a participating subsidiary, or (ii) the date on which a Director attains age 65. The First Amendment to the plan permits a participant to make a subsequent deferral election to further defer the distribution of shares in accordance with the rules under Section 409A of the Code. The Board, or Executive Committee of the Board, may establish additional guidelines for the DDCP including but not limited to contributions and distributions in accordance with applicable laws and other regulatory guidelines.

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, WITHOUT EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO SHALEEN B. PELLERIN, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

By order of the Board of Directors
R. Glenn Pumpelly
Secretary to the Board

Lafayette, Louisiana
April 11, 2017

MidSouth Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

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MidSouth Bancorp, Inc. Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the MidSouth Bancorp, Inc. Annual Shareholder's Meeting to be Held on Wednesday, May 24, 2017

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

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2 N O T

02IH5B

MidSouth Bancorp, Inc. Meeting Notice

MidSouth Bancorp, Inc. Annual Meeting of Shareholders will be held on Wednesday, May 24, 2017 at our corporate offices, located at 102 Versailles Boulevard, Lafayette, LA 70501, at 10:00 a.m. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of Three (3) Class III Directors:
    - James R. Davis, Jr.
    - Milton B. Kidd III, O.D.
    - R. Glenn Pumpelly
2. Approval of a Non-binding advisory resolution on the compensation of our Named Executive Officers
3. Ratification of the appointment of Porter Keadle Moore, LLC (PKM) as the Company's independent registered public accounting firm for the year ending December 31, 2017.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the 2017 Annual Meeting

Directions to the MidSouth Bancorp, Inc.
2017 annual meeting are available on our website at
midsouthbank.com

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To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by Wednesday, May 3, 2017.

02IH5B

MidSouth Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the Nominees listed, FOR Proposal 2, and FOR Proposal 3.

1. Election of Three (3) Class III Directors: 01 - James R. Davis, Jr. 02 - Milton B. Kidd III, O.D. 03 - R. Glenn Pumpelly

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

4. In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by the proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized persons. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02IH3B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The Proxy Statement and the 2016 Annual Report to Shareholders are available at:
http://www.edocumentview.com/MSL

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

MidSouth Bancorp, Inc.

Proxy — MIDSOUTH BANCORP, INC.

Annual Meeting of Shareholders — May 24, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jay Angelle and George Shafer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MidSouth Bancorp, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 24, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy will be voted as specified. If no specific directions are given, this proxy will be voted FOR the nominees named, FOR the non-binding advisory resolution on the compensation of our Named Executive Officers, and FOR the ratification of the appointment of Porter Keadle Moore, LLC (PKM) as the Company's independent registered public accounting firm for the year ending December 31, 2017.

(Continued and to be marked, dated and signed, on the other side)